Exhibit 10.2

Termination of Management Continuity Agreement

The amended and restated Management Continuity Agreement between The Macerich Company and Arthur M. Coppola dated as of December 29, 2008 is hereby terminated and shall no longer have any force or effect as of March 15, 2013.

/s/ Arthur M. Coppola
Arthur M. Coppola

The Macerich Company,
a Maryland corporation

By:	/s/ Thomas J. Leanse
Thomas J. Leanse
Senior Executive Vice President,
Chief Legal Officer and Secretary